ELEMENT 21 GOLF COMPANY

Element 21 Golf Co. (Element) agrees to employ John T. Grippo as its Chief Financial Officer. Mr. Grippo will work part time as an independent contractor, while serving as Chief Financial Officer. The term of employment will begin January 1, 2008 for one year, renewable for an additional term. The total term of this contract is two years. During the term of this agreement Element will pay Mr. Grippo $4,500 in cash per month and $7,500 in Element common stock per month. The amount of stock to be issued will be based upon the average closing price of Element common stock during the month. The Element common stock will be issued within 30 days of the end of each month and will be registered stock. Element will reimburse Mr. Grippo’s expenses incurred on behalf of Element. Element will not require Mr. Grippo to relocate.

Element will be able to terminate Mr. Grippo at any time with complete repayment of any outstanding obligations to Mr. Grippo, a cash payment of the balance due on his contract.

All stock will be issued in whatever name Mr. Grippo and in whatever denominations Mr. Grippo requests. All stock issuances will be adjusted for stock splits, dividends or other changes to the common stock. All stock issued will be freely tradable and issued without restriction. Element will extend any and all indemnification rights and D and O insurance (if any) coverage to Mr. Grippo in his capacity as Chief Financial Officer as allowed by law.

/s/Benton Wilcoxon

Benton Wilcoxon

/s/ Sergei Bedziouk

Sergei Bedziouk

/s/ Mary Bryan

Mary Bryan

/s/ Nataliya Hearn

Nataliya Hearn